As filed with the Securities and Exchange Commission on April 19, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Address of principal executive offices) (Zip Code)

F.N.B. Corporation Deferred Compensation Plan

(Full Title of the Plan)

Vincent J. Delie, Jr.

Chairman, President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name and address of agent for service)

(800) 555-5455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of F.N.B. Corporation, a Pennsylvania corporation (the “Registrant”), that may be issued under the F.N.B. Corporation Deferred Compensation Plan (the “Plan”) pursuant to the deferral of salary, bonus, cash incentive plan payments, and director cash retainer and meeting fees, in accordance with the terms of the Plan. The Registration Statement also registers $10,000,000 of deferred compensation obligations related to other investments made under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the introductory note to Part I of Form S-8, such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have previously been filed by the Registrant with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-31940), filed with the Commission on February 24, 2022;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 24, 2022 and April 19, 2022 (File No. 001-31940); and

(c)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Amendment No. 1 to Form 8-A, filed on August 30, 2016, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Plan is an unfunded, unsecured nonqualified deferred compensation plan that allows Participants and the Registrant to defer receipt by Participants of certain cash and stock compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Members of the Registrant’s Board of Directors (“Board”), its officers and certain other highly compensated employees are eligible to participate in the Plan. The Plan administrator may modify, limit or expand the class of employees eligible to participate. Participation for elective deferrals is voluntary.

The following description of the deferred compensation obligations (the “Deferred Compensation Obligations”) of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The Deferred Compensation Obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

All amounts credited to Participant’s Accounts will be credited with income, gains and losses as if they were invested in investment funds that are made available for Participant direction under the Plan. Under the Plan, each investment fund is a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant’s Account as if such Account, to the extent deemed invested in such investment fund, were invested in hypothetical shares of the mutual fund or other investment vehicle to which the investment fund is assigned or related.

In general, if the Participant terminates employment, the Participant will receive distributions in accordance with the Participant’s distribution election. Vested employer matching contributions, if any, will be paid to the Participant in a lump sum. If the Participant’s termination of employment occurs prior to Retirement and the Participant has previously elected installments, the distribution will instead be paid as a lump sum. Upon a Participant’s termination of employment because of death or disability, the Participant (or the Participant’s beneficiaries, if applicable) will receive the Participant’s remaining account balance as a lump sum or in installments as elected by the Participant.

Notwithstanding the terms of an election, if, upon the written application of a Participant, the Compensation Committee of the Board, or its delegate (the “Compensation Committee”), determines that such Participant has a financial emergency of such a substantial nature and beyond the individual’s control that payment of amounts previously deferred under the Plan is warranted, and in compliance with Section 409A of the Internal Revenue Code, the Compensation Committee, in its sole discretion, may authorize the immediate distribution to the Participant of all or a portion of the Participant’s Account.

All Deferred Compensation Obligations under the Plan will continue for all purposes to be a part of the general funds of the Registrant and, if the Registrant is insolvent and unable to pay the compensation deferred in accordance with the terms of the Plan, the Participant’s Account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Deferred Compensation Obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to the Participant’s Account. With respect to the Deferred Compensation Obligations, nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Plan, the right of a Participant in or to an Account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance.

The Compensation Committee may amend or modify the Plan at any time without the consent of the Participants. The Compensation Committee also reserves the right at any time, or from time to time, to terminate the Plan.

There is no trading market for the Deferred Compensation Obligations. The Deferred Compensation Obligations are not convertible into another security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

The Plan will be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

F.N.B.’s articles of incorporation and bylaws provide that F.N.B. shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of F.N.B. or otherwise) arising out of their service to F.N.B. or to another organization at F.N.B.’s request, or because of their positions with F.N.B. F.N.B.’s bylaws also state that F.N.B. shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. F.N.B.’s articles of incorporation further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not F.N.B. would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

F.N.B. maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description

5.1	Opinion of James G. Orie, Esquire (regarding validity), filed herewith

5.2	Opinion of Reed Smith LLP (regarding ERISA), filed herewith

23.1	Consent of James G. Orie, Esquire (included in Exhibit 5.1)

23.2	Consent of Reed Smith LLP (included in Exhibit 5.2)

23.3	Consent of Ernst & Young LLP, filed herewith

24.1	Power of attorney (included on signature page hereto)

99.1	F.N.B. Corporation Deferred Compensation Plan, effective April 18, 2022 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on April 19, 2022).

107	Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on April 19, 2022.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr. Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Vincent J. Delie, Jr., Vincent J. Calabrese, Jr. and James G. Orie, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of the 19th day of April, 2022.

Signature	Title

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	Chairman, President and Chief Executive Officer (principal executive officer)

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)

Signature	Title

/s/ James L. Dutey James L. Dutey	Corporate Controller and Senior Vice President (principal accounting officer)

/s/ Pamela A. Bena Pamela A. Bena	Director

/s/ William B. Campbell William B. Campbell	Director

/s/ James D. Chiafullo James D. Chiafullo	Director

/s/ Mary Jo Dively Mary Jo Dively	Director

/s/ Robert A. Hormell Robert A. Hormell	Director

/s/ David J. Malone David J. Malone	Director

/s/ Frank C. Mencini Frank C. Mencini	Director

/s/ David L. Motley David L. Motley	Director

/s/ Heidi A. Nicholas Heidi A. Nicholas	Director

/s/ John S. Stanik John S. Stanik	Director

/s/ William J. Strimbu William J. Strimbu	Director